Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Katharine W. Kenny
Director, Investor Relations
(804) 788-1824

MASSEY ENERGY REPORTS THIRD QUARTER 2004

FINANCIAL RESULTS

Richmond, Virginia, October 26, 2004 - Massey Energy Company (NYSE:MEE) today reported results for its third quarter ended September 30, 2004. “We are pleased with the continued strength of our marketplace and the bright future prospects for growth in both the price and volume of our coal shipments,” said Don L. Blankenship, Massey’s Chairman and CEO. “Although the third quarter results were dampened by high diesel fuel, steel and labor costs, and lower than anticipated shipments, we remain confident that Massey’s continued investment in people, equipment and new and expanding mines will position us well to take advantage of favorable market opportunities,” said Blankenship.

The Company reported that produced coal revenues of $366.6 million in the third quarter increased 18% over the $310.7 million recorded in the comparable period in 2003. Net income was $2.0 million, or $0.03 per share, in the third quarter of 2004 compared to an after-tax loss of $3.8 million, or $0.05 per share in the third quarter of 2003. Net income for the third quarter of 2004 was impacted by a $6.1 million pre-tax impairment charge, several other significant items discussed in more detail later in this release, and a tax benefit, the majority of which related to the release of a tax reserve. The third quarter 2003 loss included a gain of $17.7 million pre-tax, or $0.15 per share, as a result of the recovery of a property and business interruption insurance claim. Improved realizations in the third quarter resulted in EBITDA of $66.6 million, an increase of 31% over third quarter 2003 EBITDA of $50.7 million. The Company produced 10.4 million tons during the third quarter of 2004, compared to 9.8 million tons in the third quarter of 2003, an increase of 6%, while produced coal sales of 10.1 million tons were slightly higher than last year’s third quarter sales.

The Company reported that the market for future coal sales remains exceedingly strong and will positively impact its results for 2005, 2006 and beyond. “While our capacity should be higher,” stated Blankenship, “we now project sales of 46 to 48 million tons in

2005, including 13 to 14 million tons of metallurgical coal.” The Company reported that for 2005 it is essentially fully committed, expects its average realization to exceed $40 per ton and currently anticipates significant free cash flow.

For 2006, commitments currently total about 27 million tons, including approximately 3.5 million tons that are unpriced. The Company expects to ship between 13 and 14 million tons of metallurgical coal in 2006, but has committed and priced less than 3 million of these tons to date. The average realization for 2006 is expected to approach $50 per ton. Sales commitments for all tons in 2007 total approximately 12.5 million tons.

“Everything we see continues to point to a worldwide coal supply/demand imbalance,” said Blankenship. “We continue to witness economic recovery and sustained growth in a number of the largest markets in the world, including the U.S., Japan, India and China, where record demand for both electricity and steel are supporting pricing for steam and metallurgical coal.” At the same time, a rapid worldwide supply response to this shortage appears to be restricted by limited existing infrastructure, including sufficient port and rail capacity, rising costs, low historic capital expenditures and permitting delays. Meanwhile, new coal-fired plants and coke-making capacity continue to be announced, as alternative fuel sources remain expensive and capacity constrained.

In the United States, demand has outstripped supply, which has been constrained due to labor shortages, railroad service and congestion issues, cost pressures and increased regulatory and permitting issues. “Current estimates are that Central Appalachia coal stockpiles at the end of September represented approximately 29 days of burn, almost one-third lower than the norm at this time of year of nearly 42 days and 28% lower than one year ago,” commented Blankenship.

“The shortage of labor in Central Appalachia continues to be the most difficult business issue we face,” said Blankenship. “We have accepted the fact that this shortage will not be balanced by a decrease in demand for labor, as coal demand seems very solid for the foreseeable future.” During the quarter, the Company’s labor force included 384 apprentice miners, who are understandably of limited productive use as they proceed through the initial training process. Nearly 200 apprentices were hired during the third quarter.

The Company’s total workforce at September 30, 2004 increased to 4,916, up 15% from 4,287 at the end of September 2003 and compared to 4,786 at the end of the second quarter. The Company estimated that the total additional cost in the quarter due to the hiring and training of miners was approximately $6 million. “High turnover continues to hamper our efforts to build an experienced workforce,” said Blankenship. “While hiring and training costs have continued to increase markedly, we expect to ultimately realize a substantial benefit from these new miners.” Blankenship further stated that the Company has instituted an across-the-board wage increase effective October 1, 2004 and continues to accelerate its training and recruitment efforts in an attempt to stabilize its growing workforce.

The Company’s ability to ship its coal in 2004 has also been limited by the availability of timely rail service. “The railroads are working diligently to resolve their congestion issues and lack of adequate equipment and labor, while at the same time dealing with the aftermath of a record number of destructive hurricanes this season. We understand how difficult and time-consuming that can be. Unfortunately, these issues will continue to complicate and slow our shipping through at least the end of this year,” said Blankenship.

Massey reported that its average realized price per ton for the quarter of $36.33 was 18% higher than the average price of $30.85 reported in the prior year period due to improved market pricing and a higher proportion of metallurgical and industrial tons sold. Costs and shipments during the quarter were negatively impacted by continuing labor and rail issues. In addition, the Justice longwall sat idle in September due to a delay in the next panel’s development. The Company estimated delayed production of 500,000 to 600,000 tons due to a combination of the labor shortage, the idled longwall and other issues.

Other items of note that were recorded during the third quarter of 2004 included the following:

—$6.1 million charged to Depreciation, Depletion and Amortization (DD&A) related to the write-off of capitalized development costs at an idled mine and selected natural gas assets;

—$1.7 million gain recognized in the third quarter on the previously announced sale of a 50% interest in a joint venture entered into with Penn Virginia Resource Partners, L.P. to own and operate end-user coal handling facilities;

—$3.0 million in gain related to a black lung excise tax refund, including $1.3 million in interest income; and

—$1.1 million recorded as a reduction of production costs, representing the estimated future benefit of the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

For the nine months ended September 30, 2004, produced coal revenues increased by 17% to $1,095.8 million from $939.0 million in the comparable period in 2003. Net income totaled $12.4 million, or $0.17 per share ($0.16 per diluted share), in the 2004 nine-month period, compared to an after-tax loss of $23.5 million, or $0.32 per share, in the first nine months of 2003. Included in the net income for the 2004 nine-month period was a charge of $8.4 million pre-tax, or $0.07 per share, taken in the second quarter to increase the legal accrual, including accrued interest, related to the August 1, 2002 Harman jury verdict. The loss in 2003 included an after-tax non-cash charge of $7.9 million, or $0.11 per share, to record the cumulative effect of an accounting change and the previously mentioned gain of $17.7 million pre-tax, or $0.15 per share, as a result of the recovery of an insurance claim. EBITDA of $202.1 million in the nine-month period in 2004 increased by 46% from $138.8 million in the comparable period in 2003. Produced coal sales were 30.9 million tons for the nine months in 2004 and

30.7 million tons in 2003. The Company reported that it produced 31.8 million tons during the first nine months in 2004, an increase of 3% over the 30.9 million tons produced in the same period in 2003.

Massey ended the third quarter with available liquidity of $260.0 million, including $71.9 million available on its asset-based revolving credit facility and $188.1 million in cash. During the quarter, the Company continued to reduce higher-cost debt by purchasing $7.5 million principal amount of 6.95% Senior Notes. Total debt at the end of the quarter was $927.0 million and total debt-to-book capitalization ratio was 54.5% at September 30, 2004, an increase from 50.9% at December 31, 2003. After deducting available cash of $188.1 million and restricted cash of $105.0 million that supported letters of credit, net debt totaled $633.9 million. Total net debt-to-book capitalization was 45.1% at September 30, 2004 compared to 42.3% at December 31, 2003.

Capital expenditures, which totaled $81.1 million in the third quarter of 2004 versus $34.3 million in the third quarter of 2003, were $252.2 million for the first nine months of 2004, compared to $85.9 million for the first nine months of 2003. Excluding the buyout of operating leases, total capital spending is expected to be approximately $330 million for 2004. This estimate includes $10 million for the previously announced acquisition of selected assets associated with Starfire and Cannelton, two Horizon Natural Resource Company subsidiaries, purchased at the bankruptcy court auction. Depreciation, depletion and amortization (DD&A) was $60.4 million in the third quarter of 2004, and as noted above, included $6.1 million related to the write-off of capitalized development costs, compared to $48.4 million in the same quarter in 2003. DD&A is expected to total between $210 and $220 million for the full year 2004.

The Company projects total shipments of 41 to 42 million tons in 2004, including 10.5 to 11.5 million tons of metallurgical coal. Exports year to date total 5.2 million tons and the Company projects total 2004 exports of 6.5 to 7.5 million tons, compared to 3.6 million tons exported in the same nine-month period in 2003 and 5 million tons exported for the full year in 2003. Per ton realization for 2004 is expected to average between $35.50 and $36.00 and the Company projects EBITDA for the full year of between $258 and $278 million.

In the fourth quarter of 2004, the Company expects to ship between 10 and 11 million tons at an estimated average price per ton of between $36.50 and $37.50. Massey projects earnings per share for the fourth quarter of between a loss of $0.10 and a gain of $0.10 and EBITDA of between $55 and $75 million.

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

CONFERENCE CALL WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss third quarter earnings on Wednesday morning, October 27, 2004, at 11:00 a.m. ET. The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com. A replay of the conference call will be available on the Company’s website and also by telephone. The conference call replay can be accessed through November 27, 2004 by dialing (866) 408-8448 (toll free) or (203) 369-0632.

FORWARD-LOOKING STATEMENTS: The preceding release contains forward-looking statements regarding projected earnings levels, cost reductions and financial performance. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; fluctuation in coal prices which could adversely affect the Company’s operating results and cash flows; deregulation of the electric utility industry; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental regulations, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2003, which was filed on March 15, 2004, and subsequently filed interim reports. Massey’s filings are available either publicly, under the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please call Massey Investor Relations (Katharine W. Kenny, 804-788-1824) or contact the Company via its website at www.masseyenergyco.com, Investor Relations.

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MASSEY ENERGY COMPANY

CONSOLIDATED FINANCIAL RESULTS - UNAUDITED

(in Millions, except # of employees, per share & per ton information)

	For the three months ended		For the nine months ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Revenues
Produced coal revenue	$366.6	$310.7	$1,095.8	$939.0
Freight and handling revenue	27.9	19.9	92.9	66.5
Purchased coal revenue	22.5	29.6	65.1	83.2
Insurance settlement	—	17.7	—	17.7
Other revenue	13.4	12.9	42.2	52.4

Total revenues	430.4	390.8	1,296.0	1,158.8

Costs and expenses
Cost of produced coal revenue	296.5	278.6	882.7	834.3
Freight and handling costs	27.9	19.9	92.9	66.5
Cost of purchased coal revenue	21.6	30.7	65.4	84.9
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	59.2	47.3	160.6	139.6
Selling, general and administrative	1.2	1.1	3.2	3.4
Selling, general and administrative	16.2	9.0	45.6	26.8
Other expense	1.6	1.9	7.3	7.5

Total costs and expenses	424.2	388.5	1,257.7	1,163.0

Income (Loss) before interest and taxes	6.2	2.3	38.3	(4.2)
Interest income	3.1	1.2	6.2	3.4
Interest expense	(14.0)	(10.8)	(46.3)	(29.9)

Loss before taxes	(4.7)	(7.3)	(1.8)	(30.7)
Income tax benefit	6.7	3.5	14.2	15.1

Income (Loss) before cumulative effect of change in accounting principle	2.0	(3.8)	12.4	(15.6)

Cumulative effect of change in accounting principle, net of tax of $5.0 million	—	—	—	(7.9)

Net income (loss)	$2.0	$(3.8)	$12.4	$(23.5)

Income (Loss) per share - Basic
Income (Loss) before cumulative effect of change in accounting principle	$0.03	$(0.05)	$0.17	$(0.21)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.11)

Net income (loss)	$0.03	$(0.05)	$0.17	$(0.32)

Income (Loss) per share - Diluted
Income (Loss) before cumulative effect of change in accounting principle	$0.03	$(0.05)	$0.16	$(0.21)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.11)

Net income (loss)	$0.03	$(0.05)	$0.16	$(0.32)

Shares used to calculate income (loss) per share
Basic	75.3	74.6	75.1	74.6

Diluted	76.2	74.6	76.0	74.6

EBIT	$6.2	$2.3	$38.3	$(4.2)
EBITDA	$66.6	$50.7	$202.1	$138.8

	For the three months ended		For the nine months ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Produced tons sold:
Utility	6.6	7.1	19.5	21.0
Metallurgical	2.5	2.0	8.2	6.9
Industrial	1.0	0.9	3.2	2.8

Total produced tons sold	10.1	10.0	30.9	30.7

Total tons produced	10.4	9.8	31.8	30.9

Produced coal revenue per ton sold
Utility	$32.34	$29.59	$31.21	$28.85
Metallurgical	$45.98	$34.42	$45.24	$34.70
Industrial	$38.95	$33.06	$37.28	$33.27
Produced coal revenue per ton sold	$36.33	$30.85	$35.54	$30.57

Average cash cost per ton	$30.99	$28.56	$30.11	$28.03

Capital expenditures	$81.1	$34.3	$252.2	$85.9
Number of employees	4,916	4,287	4,916	4,287

	September 30, 2004	December 31, 2003
ASSETS

Cash and cash equivalents	$188.1	$88.8
Trade and other accounts receivable	152.1	152.6
Inventories	244.0	206.6
Other current assets	233.4	254.5
Net property, plant and equipment	1,599.6	1,480.2
Other noncurrent assets	213.8	194.0

Total assets	$2,631.0	$2,376.7

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$22.6	$3.7
Other current liabilities	292.7	255.6
Long-term debt	904.4	784.3
Other noncurrent liabilities	638.9	574.2

Total liabilities	1,858.6	1,617.8

Total stockholders’ equity	772.4	758.9

Total liabilities and stockholders’ equity	$2,631.0	$2,376.7

Note 1: The number of shares used to calculate basic earnings (loss) per share is based on the weighted average outstanding shares of Massey Energy during the respective periods. The number of shares used to calculate diluted earnings (loss) per share is based on the number of shares used to calculate basic earnings (loss) per share plus the dilutive effect of stock options and other stock-based instruments held by Massey employees and directors each period and debt securities currently convertible into common stock. In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted earnings (loss) per common share for the three months and nine months ended September 30, 2004 and 2003, as such inclusion would result in antidilution.

Note 2: EBIT is defined as Income (Loss) before interest and taxes, which is a measure of performance calculated in accordance with generally accepted accounting principles. EBITDA is defined as EBIT before deducting Depreciation, depletion, and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s operating cash generated performance before debt expense and its cash flow. EBITDA does not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Net Income (Loss) to EBITDA.

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Net income (loss)	$2.0	$(3.8)	$12.4	$(23.5)
Cumulative effect of change in accounting principle, net	—	—	—	7.9

Income (Loss) before cumulative effect of change in accounting principle	2.0	(3.8)	12.4	(15.6)
Income tax benefit	(6.7)	(3.5)	(14.2)	(15.1)
Interest expense, net	10.9	9.6	40.1	26.5

Income (Loss) before interest and taxes	6.2	2.3	38.3	(4.2)
Depreciation, depletion and amortization	60.4	48.4	163.8	143.0

EBITDA	$66.6	$50.7	$202.1	$138.8

Note 3: “Average cash cost per ton” is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by total produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Total costs and expenses per ton to Average cash cost per ton.

	Three months ended September 30,				Nine months ended September 30,
	2004		2003		2004		2003
	$	per ton	$	per ton	$	per ton	$	per ton
Total Costs and expenses	$424.2	$42.04	$388.5	$38.59	$1,257.7	$40.79	$1,163.0	$37.86
Less: Freight and handling costs	27.9	2.76	19.9	1.98	92.9	3.01	66.5	2.17
Less: Cost of purchased coal revenue	21.6	2.14	30.7	3.05	65.4	2.12	84.9	2.76
Less: Depreciation, depletion and amortization	60.4	5.99	48.4	4.80	163.8	5.31	143.0	4.65
Less: Other expense	1.6	0.16	1.9	0.20	7.3	0.24	7.5	0.25

Average Cash cost	$312.7	$30.99	$287.6	$28.56	$928.3	$30.11	$861.1	$28.03

Note 4: Certain 2003 amounts have been reclassified to conform with the 2004 presentation.

Note 5: The Company’s debt is comprised of the following:

	September 30, 2004	December 31, 2003

6.625% senior notes due 2010	$335.0	$360.0
6.95% senior notes due 2007	239.2	283.0
2.25% convertible senior notes due 2024	175.0	—
4.75% convertible senior notes due 2023	132.0	132.0
Capital lease obligations	46.2	16.2
Fair value hedge valuation	(0.4)	(3.2)

Total debt	927.0	788.0
Less: short-term debt	22.6	3.7

Total long-term debt	$904.4	$784.3

Note 6: “Net debt” is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents and Restricted cash, which is included in Other current assets. Although Net debt is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it provides a clearer comparison of the Company’s debt position from period to period. Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. The table below reconciles the generally accepted accounting principle measure of Long-term debt to Net debt.

	September 30, 2004	December 31, 2003

Long-term debt	$904.4	$784.3
Plus: Short-term debt	22.6	3.7
Less: Cash and cash equivalents	188.1	88.8
Less: Restricted cash	105.0	141.8

Net debt	$633.9	$557.4

Note 7: The “Total debt-to-book capitalization” ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total stockholders’ equity. The “Total net debt-to-book capitalization” ratio is calculated as the sum of Net debt (calculated in Note 6) divided by the sum of Net debt and Total stockholders’ equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	September 30, 2004	December 31, 2003

Long-term debt	$904.4	$784.3
Plus: Short-term debt	22.6	3.7

Total debt (numerator)	927.0	788.0

Plus: Total stockholders’ equity	772.4	758.9

Book capitalization (denominator)	$1,699.4	$1,546.9

Total debt-to-book capitalization ratio	54.5%	50.9%

Net debt (from Note 6) (numerator)	633.9	557.4
Plus: Total stockholders’ equity	772.4	758.9

Adjusted book capitalization (denominator)	$1,406.3	$1,316.3

Total net debt-to-book capitalization ratio	45.1%	42.3%

Note 8: “Free cash flow” is calculated as EBITDA (as defined in Note 2, above) less the sum of Capital expenditures, net interest expense (Interest expense less Interest income) and income tax payments. Although Free cash flow is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it provides a measure of the cash that the company has available for debt repayments and dividends. Free cash flow should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles.